Exhibit 99

Accenture Reports Strong First-Quarter Fiscal 2019 Results

-- Revenues increase 7% in U.S. dollars and 9.5% in local currency to $10.6 billion --

-- EPS are $1.96, a 9% increase --

-- Operating income increases 9% to $1.63 billion, with operating margin of 15.4%, an expansion of 20 basis points --

-- New bookings are $10.2 billion, with consulting bookings of $5.9 billion and outsourcing bookings of $4.3 billion --

-- Accenture updates business outlook for fiscal 2019, including narrowing its range for full-year revenue growth to 6-8% in local currency from 5-8% previously, and its range for EPS to $7.01-$7.25 from $6.98-$7.25 previously --

NEW YORK; Dec. 20, 2018 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2019, ended Nov. 30, 2018, with revenues of $10.6 billion, an increase of 7 percent in U.S. dollars and 9.5 percent in local currency over the same period last year.

Diluted earnings per share were $1.96, an increase of 9 percent from the first quarter last year.

Operating income was $1.63 billion, a 9 percent increase over the same period last year, and operating margin was 15.4 percent, an expansion of 20 basis points.

New bookings for the quarter were $10.2 billion, with consulting bookings of $5.9 billion and outsourcing bookings of $4.3 billion.
Pierre Nanterme, Accenture’s chairman and CEO, said, “We are very pleased with our strong first-quarter financial results and the continued momentum in our business. We delivered revenue growth of 9.5 percent in local currency, reflecting excellent demand for our highly differentiated services. We also expanded operating margin, generated strong free cash flow and returned $1.7 billion in cash to our shareholders.
“We continue to leverage our innovation-led approach and the unique leadership position we have built across digital, cloud and security services, which together account for more than 60 percent of total revenues. With the disciplined execution of our growth strategy, we remain confident in our ability to continue gaining market share, driving profitable growth and delivering value for our clients and shareholders.”

Financial Review

Effective Sept. 1, 2018, Accenture adopted new accounting standards that affect the accounting for revenue and pension costs. The changes have an immaterial impact on revenues and operating margin. The company is now presenting a single revenue number that includes reimbursements. This affects ratios calculated as a percentage of revenues, such as operating margin. Prior-period results have been revised to reflect the fiscal 2019 presentation, and the revised fiscal 2018 results are available at investor.accenture.com. In addition, the company has adopted a new tax accounting standard effective Sept. 1, 2018.

Revenues for the first quarter of fiscal 2019 were $10.61 billion, compared with $9.88 billion for the first quarter of fiscal 2018, an increase of 7 percent in U.S. dollars and 9.5 percent in local currency, at the top of the company’s guided range of $10.35 billion to $10.65 billion. The foreign-exchange impact for the quarter was approximately negative 2 percent, consistent with the assumption provided in the company’s fourth-quarter earnings release.

▪	Consulting revenues for the quarter were $5.97 billion, an increase of 8 percent in U.S. dollars and 10 percent in local currency compared with the first quarter of fiscal 2018.

▪	Outsourcing revenues were $4.64 billion, an increase of 7 percent in U.S. dollars and 9 percent in local currency compared with the first quarter of fiscal 2018.

Diluted EPS for the quarter were $1.96, compared with $1.79 for the first quarter last year. The $0.17 increase in EPS reflects:

▪	a $0.16 increase from higher revenue and operating results;

▪	a $0.02 increase from a lower effective tax rate; and

▪	a $0.01 increase from a lower share count;

partially offset by

▪	a $0.02 decrease from higher non-operating expense.

Gross margin (gross profit as a percentage of revenues) for the quarter was 31.1 percent, compared with 31.0 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.67 billion, or 15.7 percent of revenues, compared with $1.57 billion, or 15.8 percent of revenues, for the first quarter last year.

Operating income for the quarter increased 9 percent, to $1.63 billion, or 15.4 percent of revenues, compared with $1.50 billion, or 15.2 percent of revenues, for the first quarter of fiscal 2018.

The company’s effective tax rate for the quarter was 19.8 percent, compared with 20.5 percent for the first quarter last year.

Net income for the quarter was $1.29 billion, a 9 percent increase from $1.19 billion for the first quarter last year.

Operating cash flow for the quarter was $1.03 billion, and property and equipment additions were $78 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $950 million. For the same period last year, operating cash flow was $1.01 billion; property and equipment additions were $133 million; and free cash flow was $872 million.

Days services outstanding, or DSOs, were 42 days at Nov. 30, 2018, compared with 39 days at Aug. 31, 2018 and 43 days at Nov. 30, 2017.

Accenture’s total cash balance at Nov. 30, 2018 was $4.4 billion, compared with $5.1 billion at Aug. 31, 2018.

New Bookings

New bookings for the first quarter were $10.2 billion and reflect a negative 2 percent foreign-currency impact compared with new bookings in the first quarter last year.

▪	Consulting new bookings were $5.9 billion, or 58 percent of total new bookings.

▪	Outsourcing new bookings were $4.3 billion, or 42 percent of total new bookings.

Revenues by Operating Group

Revenues by operating group were as follows:

▪	Communications, Media & Technology: $2.13 billion, compared with $1.92 billion for the first quarter of fiscal 2018, an increase of 11 percent in U.S. dollars and 14 percent in local currency.

▪	Financial Services: $2.12 billion, compared with $2.14 billion for the first quarter of fiscal 2018, a decrease of 1 percent in U.S. dollars and an increase of 1 percent in local currency.

▪	Health & Public Service: $1.75 billion, compared with $1.68 billion for the first quarter of fiscal 2018, an increase of 4 percent in U.S. dollars and 5 percent in local currency.

▪	Products: $2.93 billion, compared with $2.71 billion for the first quarter of fiscal 2018, an increase of 8 percent in U.S. dollars and 10 percent in local currency.

▪	Resources: $1.65 billion, compared with $1.40 billion for the first quarter of fiscal 2018, an increase of 18 percent in U.S. dollars and 21 percent in local currency.

Revenues by Geographic Region

Revenues by geographic region were as follows:

▪	North America: $4.86 billion, compared with $4.44 billion for the first quarter of fiscal 2018, an increase of 9 percent in U.S. dollars and 10 percent in local currency.

▪	Europe: $3.71 billion, compared with $3.58 billion for the first quarter of fiscal 2018, an increase of 4 percent in U.S. dollars and 6 percent in local currency.

▪	Growth Markets: $2.04 billion, compared with $1.86 billion for the first quarter of fiscal 2018, an increase of 10 percent in U.S. dollars and 17 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2018, a semi-annual cash dividend of $1.46 per share was paid to shareholders of record at the close of business on Oct. 18, 2018. These cash dividend payments totaled $933 million. This dividend represents an increase of $0.13 per share, or 10 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the first quarter of fiscal 2019, Accenture repurchased or redeemed 4.9 million shares for a total of $788 million, including approximately 4.4 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2018 was approximately $5.2 billion.

At Nov. 30, 2018, Accenture had approximately 638 million total shares outstanding, including 637 million Accenture plc Class A ordinary shares and minority holdings of 0.9 million shares (Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

As described in the Financial Review above, Accenture has adopted new accounting standards that affect the accounting for revenue, pension costs and taxes. Accenture’s business outlook for fiscal 2019 and comparisons to fiscal 2018 include the impact of these new standards.

Second Quarter Fiscal 2019

Accenture expects revenues for the second quarter of fiscal 2019 to be in the range of $10.10 billion to $10.40 billion, 6 percent to 9 percent growth in local currency, reflecting the company’s assumption of a negative 4 percent foreign-exchange impact compared with the second quarter of fiscal 2018.

Fiscal Year 2019

Accenture’s business outlook for the full 2019 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be negative 3 percent compared with fiscal 2018; the previous foreign-exchange assumption was negative 2.5 percent.

For fiscal 2019, the company now expects revenue growth to be in the range of 6 percent to 8 percent in local currency, compared with 5 percent to 8 percent previously. The company now expects diluted EPS to be in the range of $7.01 to $7.25, compared with $6.98 to $7.25 previously.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 14.5 percent to 14.7 percent, an expansion of 10 to 30 basis points from operating margin for fiscal 2018 of 14.4 percent, which reflects the impact of the new revenue and pension accounting standards.

For fiscal 2019, the company continues to expect operating cash flow to be in the range of $5.75 billion to $6.15 billion; property and equipment additions to be $650 million; and free cash flow to be in the range of $5.1 billion to $5.5 billion.

The company continues to expect its annual effective tax rate to be in the range of 23 percent to 25 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter financial results. To participate, please dial +1 (800) 398-9367 [+1 (612) 288-0340 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EST today, Dec. 20, and continuing until Thursday, Mar. 28, 2019. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, Mar. 28, 2019. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 457136 from 10:30 a.m. EST today, Dec. 20, through Thursday, Mar. 28, 2019.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 469,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: Accenture’s results of operations could be adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the changing technological environment could materially affect the company’s results of operations; if Accenture is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture could face legal, reputational and financial risks if the company fails to protect client and/or company data from security breaches or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; as a result of Accenture’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; if Accenture is unable to protect its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of Accenture’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2018	% of Revenues	November 30, 2017	% of Revenues
REVENUES:
Revenues (1)	$10,605,546	100.0%	$9,884,313	100.0%
OPERATING EXPENSES:
Cost of services (1)	7,308,121	68.9%	6,820,160	69.0%
Sales and marketing (1)	1,070,016	10.1%	1,001,196	10.1%
General and administrative costs (1)	598,397	5.6%	564,781	5.7%
Total operating expenses	8,976,534		8,386,137
OPERATING INCOME	1,629,012	15.4%	1,498,176	15.2%
Interest income	19,631		11,436
Interest expense	(4,505)		(4,707)
Other income (expense), net (1)	(33,654)		(10,781)
INCOME BEFORE INCOME TAXES	1,610,484	15.2%	1,494,124	15.1%
Provision for income taxes	319,160		305,582
NET INCOME	1,291,324	12.2%	1,188,542	12.0%
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc.	(1,888)		(49,133)
Net income attributable to noncontrolling interests – other (2)	(14,716)		(15,749)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,274,720	12.0%	$1,123,660	11.4%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,274,720		$1,123,660
Net income attributable to noncontrolling interests in Accenture Holdings plc and Accenture Canada Holdings Inc. (3)	1,888		49,133
Net income for diluted earnings per share calculation	$1,276,608		$1,172,793
EARNINGS PER SHARE:
-Basic	$2.00		$1.82
-Diluted	$1.96		$1.79
WEIGHTED AVERAGE SHARES:
-Basic	638,877,445		615,835,525
-Diluted	652,151,450		656,671,417
Cash dividends per share	$1.46		$1.33
_________

(1)
Prior to fiscal year 2019, we presented Revenues before reimbursements (net revenues), which excluded reimbursements for travel and other out-of-pocket expenses. In connection with the fiscal year 2019 adoption of the Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2014-09: “Revenue from Contracts with Customers” (Topic 606), the Net revenues and reimbursements lines were eliminated. Effective September 1, 2018, we also adopted ASU No 2017-07: “Compensation Retirement Benefits” (Topic 715) which required us to reclassify certain components of pension service costs from Operating expenses to Non-operating expenses. Prior period amounts have been revised to conform with the current period presentation.

(2)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(3)
Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis and the redemption of all Accenture Holdings plc ordinary shares owned by holders of noncontrolling interests prior to March 13, 2018, when these were redeemed for Accenture class A ordinary shares. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

			Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency
	Three Months Ended
	November 30, 2018	November 30, 2017 (1)
OPERATING GROUPS
Communications, Media & Technology	$2,134,576	$1,919,858	11%	14%
Financial Services	2,120,162	2,142,575	(1)	1
Health & Public Service	1,754,490	1,683,175	4	5
Products	2,928,510	2,708,798	8	10
Resources	1,651,539	1,403,976	18	21
Other	16,269	25,931	n/m	n/m
Total	10,605,546	9,884,313	7%	9.5%
GEOGRAPHY
North America	$4,856,302	$4,441,744	9%	10%
Europe	3,708,815	3,581,867	4	6
Growth Markets	2,040,429	1,860,702	10	17
Total	$10,605,546	$9,884,313	7%	9.5%
TYPE OF WORK
Consulting	$5,967,372	$5,544,836	8%	10%
Outsourcing	4,638,174	4,339,477	7	9
Total	$10,605,546	$9,884,313	7%	9.5%
_________
(1) Effective September 1, 2018, we adopted ASU No. 2014-09 and eliminated our net revenues presentation. Prior period amounts have been revised to conform with the current period presentation. In addition, we updated operating group results for fiscal 2018 to include an acquisition previously categorized within Other.
OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2018		November 30, 2017 (1)
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$387,021	18%	$297,685	16%	$89,336
Financial Services	360,848	17	372,112	17	(11,264)
Health & Public Service	197,435	11	225,555	13	(28,120)
Products	437,585	15	412,952	15	24,633
Resources	246,123	15	189,872	14	56,251
Total	$1,629,012	15.4%	$1,498,176	15.2%	$130,836
_________
(1) Effective September 1, 2018, we adopted ASU No. 2017-07, which required us to reclassify certain components of pension service costs from Operating expenses to Non-operating expenses.  Prior period amounts have been revised to conform with the current period presentation.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2018	August 31, 2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,363,790	$5,061,360
Short-term investments	3,116	3,192
Receivables and contract assets (1)	8,023,057	7,496,368
Other current assets	1,150,445	1,024,639
Total current assets	13,540,408	13,585,559
NON-CURRENT ASSETS:
Contract assets (1)	26,324	23,036
Investments	231,980	215,532
Property and equipment, net	1,243,268	1,264,020
Goodwill	5,522,687	5,383,012
Other non-current assets	6,141,745	3,977,924
Total non-current assets	13,166,004	10,863,524
TOTAL ASSETS	$26,706,412	$24,449,083
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4,727	$5,337
Accounts payable	1,355,538	1,348,802
Deferred revenues	2,850,452	2,837,682
Accrued payroll and related benefits	4,642,378	4,569,172
Other accrued liabilities	1,323,240	1,390,758
Total current liabilities	10,176,335	10,151,751
NON-CURRENT LIABILITIES:
Long-term debt	19,896	19,676
Other non-current liabilities	3,454,613	3,553,068
Total non-current liabilities	3,474,509	3,572,744
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	12,678,856	10,364,753
NONCONTROLLING INTERESTS	376,712	359,835
TOTAL SHAREHOLDERS’ EQUITY	13,055,568	10,724,588
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,706,412	$24,449,083
________

(1)
Effective September 1, 2018 we adopted ASU No. 2014-09, which resulted in the reclassification of Unbilled services into Receivables and contract assets and Deferred revenues. Prior period amounts have been revised to conform with the current period presentation.

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2018	November 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,291,324	$1,188,542
Depreciation, amortization and asset impairments	211,685	232,633
Share-based compensation expense	246,516	212,891
Change in assets and liabilities/other, net	(722,017)	(628,228)
Net cash provided by (used in) operating activities	1,027,508	1,005,838
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(77,691)	(133,352)
Purchases of businesses and investments, net of cash acquired	(200,417)	(127,497)
Proceeds from the sale of businesses and investments, net of cash transferred	441	—
Other investing, net	4,799	1,890
Net cash provided by (used in) investing activities	(272,868)	(258,959)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	266,182	239,730
Purchases of shares	(788,327)	(563,138)
Cash dividends paid	(932,838)	(853,614)
Other financing, net	(7,185)	(1,998)
Net cash provided by (used in) financing activities	(1,462,168)	(1,179,020)
Effect of exchange rate changes on cash and cash equivalents	9,958	(13,008)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(697,570)	(445,149)
CASH AND CASH EQUIVALENTS, beginning of period	5,061,360	4,126,860
CASH AND CASH EQUIVALENTS, end of period	$4,363,790	$3,681,711